Exhibit 5.1

May 15, 2025

Nucor Corporation

1915 Rexford Road

Charlotte, North Carolina 28211

Re: Registration Statement on Form S-8

6,800,000 Shares of Common Stock of Nucor Corporation

Pursuant to the 2025 Omnibus Incentive Compensation Plan

Ladies and Gentlemen:

We have acted as counsel to Nucor Corporation, a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the United States Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 6,800,000 shares (the “Shares”) of the Company’s Common Stock, $0.40 par value per share (“Common Stock”), issuable pursuant to the Nucor Corporation 2025 Omnibus Incentive Compensation Plan (the “Plan”).

We are delivering this opinion letter in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act, and we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material related to the offer and sale of the Shares.

We have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and questions of law, as we have deemed necessary or appropriate for the purpose of rendering this opinion.

In rendering our opinion, we have, without independent inquiry or investigation, assumed (i) the legal capacity and competency of all natural persons executing documents and certificates submitted to us, (ii) the genuineness of all signatures, (iii) the compliance with fiduciary duties, (iv) the authenticity of original and certified documents submitted to us, and (v) the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assumed the accuracy and completeness of, statements contained in the Registration Statement and certificates or comparable documents and oral or written statements and other information of or from public officials and officers and representatives of the Company and others.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued, delivered, vested and sold in accordance with the terms of the Plan and the terms of any other agreement relating to any of the Shares, will be validly issued, fully paid and non-assessable.

Nucor Corporation

May 15, 2025

The opinion expressed herein is limited to the Delaware General Corporation Law as currently in effect, and no opinion is expressed with respect to such law as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinion expressed herein that we may become aware of after the date hereof or for any other reason.

We hereby consent to the filing of this opinion letter with the Commission as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ Moore & Van Allen PLLC

Moore & Van Allen PLLC